EXHIBIT 11

                            TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

                                Earnings Per Share Computations
                                          (Unaudited)

                                                For the Three Months Ended               For the Nine Months Ended
                                                --------------------------               -------------------------
                                           November 27, 1994 November 28, 1993      November 27, 1994 November 28, 1993
                                           -----------------------------------      -----------------------------------
PRIMARY EPS:
Net income                                       $16,424,043       $5,906,260             $6,776,653    $2,316,484
Accretion of dividend on preferred stock             479,551          455,154              1,426,299       986,308
                                                 -----------       ----------             ----------    ----------
Net income for EPS calculation                   $15,944,492       $5,451,106             $5,350,354    $1,330,176
                                                 ===========       ==========             ==========    ==========
Weighted average common shares outstanding        23,432,449       23,421,576             23,429,811    20,466,322
Weighted shares issued from exercise
 and assumed exercise of:
   warrants                                               --               --                     --            --
   options                                                --               --                     --            --
                                                 -----------       ----------             ----------    ----------
Shares for EPS calculation                        23,432,449       23,421,576             23,429,811    20,466,322
                                                 ===========       ==========             ==========    ==========
REPORTED EPS:

Net income                                             $0.70            $0.25                  $0.29         $0.11
Accretion of dividend on preferred stock               (0.02)           (0.02)                 (0.06)        (0.05)
                                                       -----            -----                   ----          ----
Net income per common share:                           $0.68            $0.23                   0.23          0.06
                                                       =====            =====                   ====          ====

FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary
EPS.